Registration No. 333-__________
As filed with the Securities and Exchange Commission on February 17, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERICAN PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	59-6490478
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
3770 Howard Hughes Parkway, Suite 300,
Las Vegas, Nevada 89109
(Address, including zip code,
of registrant’s principal executive offices)

AMPAC FINE CHEMICALS LLC BARGAINING UNIT 401(K) PLAN
(Full title of the plan)

Seth L. Van Voorhees	Copy to:
Chief Financial Officer	Zane O. Gresham, Esq.
American Pacific Corporation	Morrison & Foerster LLP
3770 Howard Hughes Parkway, Suite 300	425 Market Street,
Las Vegas, Nevada 89109	San Francisco, CA 94105
(702) 735-2200	(415) 268-7000
(Name, address and telephone number,
including area code, of agent for service of process)

CALCULATION OF REGISTRATION FEE

			Proposed maximum
Title of securities to	Amount to	Proposed maximum	aggregate offering
be registered(1)	be registered (2)	offering price per share(3)	price(3)	Amount of registration fee
Common Stock, $0.10 par value per share	300,000	$5.06	$1,518,000	$163
Common Stock Purchase Right	(4)	(5)	(5)	(5)

(1)	Each share of the registrant’s common stock being registered hereunder includes the associated rights to purchase common stock (the “Common Stock Purchase Right”) under the Rights Agreement (the “Rights Agreement”), dated as of August 3, 1999, between American Pacific Corporation and American Stock Transfer & Trust Company.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan or the Rights Agreement as a result of the anti-dilution provisions thereof. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans named herein.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s Common Stock traded on the Nasdaq Stock Market as reported on the consolidated reporting system on February 15, 2006.
(4)	The description and terms of the Common Stock Purchase Rights are set forth in the Rights Agreement. Each Common Stock Purchase Rights entitles a registered holder of American Pacific Corporation common stock to purchase from the registrant one one-hundredth of a share of the registrant’s Series D Preference Stock, par value $1.00 per share, as adjusted pursuant to the Rights Agreement, at a purchase price determined as set forth in the Rights Agreement.
(5)	The value attributed to the Common Stock Purchase Right, if any, is reflected in the value of the common stock. No separate consideration is payable for the Common Stock Purchase Right. The registration fee for these securities is included in the fee for the American Pacific Corporation common stock.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
Exhibit Index
EXHIBIT 4.6
EXHIBIT 4.7
EXHIBIT 4.8
EXHIBIT 4.9
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 24.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     American Pacific Corporation, a Delaware corporation (the “Company”) will provide documents containing the information specified in Part I of Form S-8 to participating employees of Ampac Fine Chemicals LLC, a California limited liability company and a wholly-owned subsidiary of the Company (“AFC”) as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference in this Registration Statement, as of their respective dates:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005;
(b)	the Company’s Quarterly Report on Form 10Q for the quarter ended December 31, 2005;
(b)	the Company’s Current Report on Form 8-K and amendments to Current Reports filed on October 7, 2005, October 25, 2005, December 1, 2005 and February 13, 2006; and
(c)	The description of the Company’s securities contained in the Company’s Registration Statements on Form 8-A, filed on December 28, 1992 and August 6, 1999, including any amendments or reports filed for the purpose of updating such description.
     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all annual reports of the American Pacific Corporation Bargaining Unit 401(k) Plan (the “Plan”), filed on Form 11-K pursuant to Section 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by the Delaware General Corporation Law (“DGCL”), the Company’s By-Laws limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.
     The Company has also entered into indemnification agreements with each of its directors. The indemnification agreements provide that the directors will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director of the Company. No indemnification will be provided under the indemnification agreements, however, to any director in certain limited circumstances, including with respect to expenses or liabilities paid by insurance or arising from purchases or sales of securities in violation of Section 16(b) of the Exchange Act. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provision may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number		Description
4.1		Restated Certificate of Incorporation, incorporated by reference to Exhibit 3A to Registrant’s Registration Statement on Form S-14 (File No. 2-70830).

4.2		Articles of Amendment to the Restated Certificate of Incorporation, as filed with the Secretary of State, State of Delaware, on October 7, 1991, incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 (File No. 33-52196)

4.3		Articles of Amendment to the Restated Certificate of Incorporation as filed with the Secretary of State, State of Delaware, on April 21, 1992, incorporated by reference to Exhibit 4.4 to the S-3 (File No. 33-52196).

4.4		Registrant’s By-Laws, incorporated by reference to Exhibit 3B to the S-14 (File No. 2-70830).

4.5		Amendments to Registrant’s By-Laws, incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 9, 1999.

4.6	*	The Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of December 1, 2005.

4.7	*	The Adoption Agreement for the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of December 1, 2005.

4.8	*	The EGTRRA Amendment to the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of November 30, 2005.

4.9	*	The Post-EGTRRA Amendment to the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of November 30, 2005.

5.1	*	Opinion of Morrison & Foerster LLP.

23.1	*	Consent of Deloitte & Touche LLP.

23.2		Consent of Morrison & Foerster LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	*	Power of Attorney.

*	Filed Herewith.
The Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on February 16, 2006.

AMERICAN PACIFIC CORPORATION

By	/s/ Seth L. Van Voorhees

SETH L. VAN VOORHEES
Vice President, Chief Financial
Officer, and Treasurer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 16, 2006.

/s/ John R. Gibson	Chief Executive Officer, President, and

John R. Gibson	Director
(Principal Executive Officer)

/s/ Seth L. Van Voorhees	Vice President, Chief Financial Officer,

Seth L. Van Voorhees	and Treasurer
(Principal Financial and Accounting
Officer)

*	Director

Fred D. Gibson, Jr.

Director

Jan H. Loeb

/s/ Berlyn D. Miller	Director

Berlyn D. Miller

*	Director

Norval F. Pohl, Ph.D.

*	Director

C. Keith Rooker

*	Director

Dean M. Willard

Director

Jane L. Williams

/s/ Seth L. Van Voorhees

Seth L. Van Voorhees
Attorney-in-Fact

Exhibit Index to
Form S-8
AMERICAN PACIFIC CORPORATION

Exhibit
Number	Description
4.6	The Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of December 1, 2005.

4.7	The Adoption Agreement for the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of December 1, 2005.

4.8	The EGTRRA Amendment to the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of November 30, 2005.

4.9	The Post-EGTRRA Amendment to the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, dated as of November 30, 2005.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.